EXHIBIT 23(a)



                      Consent of Independent Auditors


Board of Directors
Olin Corporation:

We consent to incorporation by reference in this Registration Statement on Form S-8 of Olin Corporation of our report dated January 29, 1998, relating to the consolidated balance sheets of Olin Corporation and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report is incorporated by reference in the annual report of Olin Corporation on Form 10-K for the fiscal year ended December 31, 1997.


/s/ KPMG LLP

Stamford, Connecticut
February 3, 1999